EXHIBIT 10.1

February 21, 2014

Dear Kevin,

Thank you for taking the time to meet with us and discuss our job opportunities here at Pericom Semiconductor. This letter will serve as an offer of employment to you with Pericom Semiconductor as a Sr. Vice-President & Chief Financial Officer reporting to Alex Hui. You will work in this capacity on a full-time basis, giving your best efforts to the performance of your duties.

In this position, your annual base salary will be $260,000, earned and paid bi-weekly (divided into 26 pay periods). Additionally, you will be eligible to receive up to $100,000 in the form of an annual bonus. This is based on achievement of certain corporate goals and MBO’s related to your position. This bonus will be determined by a combination of company performance (50%) and your department MBO’s (50%). Pericom's bonus plan for Fiscal Year 2014 started last 7/1/13 so your bonus for FY14, if earned, will be prorated based on your hire date.

We will recommend to the Board of Directors that you be granted an option to purchase 75,000 shares of common stock of Pericom Semiconductor Corporation. The vesting schedule is 25% after one year of employment with the remaining shares to vest at the rate of 1/36th per month over the next three years of the option so that all options will vest in four years. The options will expire ten years from date of grant. In addition, you will be granted 25,000 shares of Restricted Stock Units (RSU). The vesting schedule is 25% once every year for four (4) years. The award date is on a fixed date once every quarter.

As an employee, you will be eligible to participate in health and welfare benefits in accordance with Pericom Semiconductor's standard plan. In addition, you will accrue up to ten (10) days of vacation per year pursuant to Pericom Semiconductor's vacation policy.

You are required to follow Pericom Semiconductor's policies and practices. You will also have access to certain trade secrets, staff, customers, and confidential and proprietary information of Pericom Semiconductor. Accordingly, we ask that you sign the attached Employee Proprietary Information Agreements.

While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Please understand that your employment at Pericom Semiconductor is for no specified period of time. It is an at-will employment relationship, and either you or Pericom Semiconductor may terminate the relationship at any time, for any reason, with or without cause. This paragraph is intended to be the complete and exclusive statement regarding the circumstances under which your employment may be terminated. It supersedes any prior agreement or representation. The terms of this paragraph may not be changed except by written agreement signed by you and the President of Pericom Semiconductor.

This offer is contingent upon your completion and execution of all employment documents, as well as your ability to provide proof of identification and authorization to work in the United States, (within three business days of your start date) and upon the completion and acceptance of all information related to your references and background check, even if this information is not known until after your employment commences.

Finally, this offer letter sets forth all the material terms of your employment. By signing it, and thereby

Kevin Bauer

Page Two

February 21, 2014

accepting employment at Pericom Semiconductor, you acknowledge that you have not relied upon any other written or oral statements concerning the terms of your employment.

Please indicate your agreement with the terms of this letter by signing and dating one (1) copy each of both the enclosed offer letter and the enclosed Employee Proprietary Information Agreement and return to Angie Lotilla, Human Resources Director, prior to your start date. This offer expires on February 22, 2014.

We look forward to you becoming a member of the Pericom team!

Sincerely,

Alex Hui,

President

I, ____________________________, accept this offer:

                    Kevin Bauer

Date signed: ______________________________

Proposed Start Date: ________________________